 Exhibit 99.1

January 29, 2013

Re: ICON Income Fund Nine, LLC  (the “LLC”)

Dear Investor:

As you are aware, the LLC has been in its late stages of liquidation for some time. The LLC has liquidated the majority of its investments and has very few significant assets remaining.

In order to reduce the expenses incurred by the LLC and maximize potential distributions to you, ICON Capital, LLC, the Manager of the LLC, determined that it is in the best interest of the LLC's members to transfer all of its remaining assets and liabilities to the ICON Income Fund Nine Liquidating Trust, a Delaware Statutory Trust (the “Liquidating Trust”). As of January 23, 2013, your shares of limited liability company interests in the LLC are now represented by an equal number of beneficial interests in the Liquidating Trust.  In the future, any distributions you may receive will be from the Liquidating Trust rather than the LLC. The Liquidating Trust will be governed by a Liquidating Trust Agreement that appoints ICON Capital, LLC as managing trustee of the Liquidating Trust (the "Trustee”).

Accordingly, a certificate of cancellation terminating the LLC’s legal existence was filed in the State of Delaware on January 28, 2013. In addition, the LLC's reporting obligations with the Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) have ceased as of January 29, 2013.

The Trustee will file an annual report with the Securities and Exchange Commission under cover of a Form 10-K showing the assets and liabilities of the Liquidating Trust at the end of each calendar year and the receipts and disbursements of the Trustee with respect to the Liquidating Trust for the period. The annual report will also describe the changes in the assets of the Liquidating Trust and the actions taken by the Trustee during the period.  While the financial statements contained in such report will be prepared in accordance with generally accepted accounting principles, it is not contemplated that the financial statements will be audited by a registered public accounting firm.

Investors will receive their final Form K-1s from the LLC for the year ended December 31, 2013 sometime in February 2014.  All future tax and other information will come from the Liquidating Trust.

Should you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

100 Grossman Drive, Suite 301                                  Braintree, MA 02184                                     (800)343-3736                          www.iconinvestments.com